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NEWS RELEASE
Contact: Troy D. Cook Executive Vice President & Chief Financial Officer 913-327-3109

NPC International, Inc. Reports Second Fiscal Quarter 2009 Earnings

OVERLAND PARK, KANSAS, (AUGUST 14, 2009) - NPC International, Inc. (the “Company”), today reported results for its second fiscal quarter and year-to-date period ended June 30, 2009.

SECOND QUARTER HIGHLIGHTS:

•	Non-GAAP Adjusted EBITDA from continuing operations (reconciliation attached) of $25.6MM exceeded the prior year by $6.4MM or 33.1%.
•	Income from continuing operations of $3.4MM was $2.3MM greater than the $1.1MM recorded last year.
•	Debt declined $12.1MM from the first quarter to $438.7MM and our Leverage Ratio remained largely the same as our first quarter at 3.83X Consolidated EBITDA, as defined in our credit agreement.
•	Comparable store sales from continuing operations declined -12.6% rolling over an increase of +7.2% last year.

YEAR-TO-DATE HIGHLIGHTS:

•	Non-GAAP Adjusted EBITDA from continuing operations (reconciliation attached) of $55.4MM exceeded the prior year by $14.9MM or 36.9%.
•	Income from continuing operations of $9.4MM was $5.4MM greater than the $4.0MM recorded last year.
•	Debt declined $15.1MM from last fiscal year end on strong free cash flow despite investing $13.5MM in net acquisition/divestiture activity in our first fiscal quarter.
•	Our Leverage ratio declined to 3.83X Consolidated EBITDA, as defined in our credit agreement from 3.92X at last fiscal year end.
•	Comparable store sales from continuing operations declined -8.8% rolling over growth of 3.8% from last year.

The Company’s quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-Q for the quarter ended June 30, 2009 filed with the SEC which can be accessed at www.sec.gov.

NPC’s President and CEO Jim Schwartz said, “We are pleased that our free cash flow generation remained strong, despite top-line challenges, allowing us to pay down debt by over $12 million during our second fiscal quarter while maintaining our leverage ratio at a very comfortable 3.83X Consolidated EBITDA relative to our current maximum EBITDA leverage covenant of 5.25X.

As expected our second quarter comparable store sales were very soft as we lapped the very successful Tuscani Pasta launch from last year. While our comparable store sales were more negative than our first fiscal quarter result due to the Tuscani roll-over effect, our two year comparable store sales were consistent with our first quarter result with a decline of around 5%.

Commodities continued to work in our favor on a year-over-year basis this quarter as we lapped the significant commodity increases experienced last year. This deflation, combined with excellent controls by our operators and the leverage on general and administrative expenses from our recent acquisitions allowed us to post a 33.1% increase in EBITDA from continuing operations this quarter on a 33.7% increase in net product sales over last year, despite general de-leveraging from a soft top-line result.

Looking forward, based upon preliminary third quarter results to date we expect that our comparable store sales results will remain negative as we lap continued strong sales growth of 4.5% last year and the continued effects of reduced consumer spending. However, we do expect that our comparable store sales will improve from our second quarter result based upon the softer prior year roll-over and certain expected promotional benefits. Sales comparisons will ease in our fourth fiscal quarter when we begin to lap the initial effects of the recession and soft consumer demand.

We currently expect to continue to benefit from lower commodity prices for the balance of 2009 as well as our newly created leverage from our recent acquisitions, which should help compensate for the expected challenging sales environment. We fully expect to continue to generate strong free cash flow for the balance of fiscal 2009 allowing us to further improve the Company’s leverage and credit profile.

We are actively engaged with the Pizza Hut leadership team to bend our sales trend and return to our strong legacy of continued comparable store sales growth. However, we face ongoing challenges as the category as a whole remains somewhat sluggish compounded by weak overall dinner occasions. At NPC, our challenge to grow sales year over year is especially difficult relative to the balance of the category given the strong sales growth that we realized in fiscal 2007 and 2008. However, while we recognize this fact, we expect that with Pizza Hut’s leadership position in this category we can and we will get our brand growing again through continued product innovation and great customer service.

Second quarter income from continuing operations was $3.4 million compared to $1.1 million for the same period last year. On a year-to-date basis income from continuing operations was $9.4 million compared to $4.0 million for the same period last year. These increases were due to increased net product sales and fees and other income, lower product ingredient costs and lower interest expense. These favorable variances were partially offset by higher costs in the acquired stores including direct labor costs and increased other restaurant operating expenses largely due to a higher cost structure (higher royalty expense, higher depreciation expense, among other items). Also offsetting the favorable variances was increased general and administrative expenses associated with increased direct supervisory personnel and related costs in support of the acquired unit operations, as well as acquisition assimilation and training costs incurred and increased income taxes.

We recorded net income of $3.4 million for the second quarter compared to $2.0 million last year. We reported income, net of taxes, from discontinued operations of $0.9 million for the second quarter of last year and no effect in the current year.

On a year-to-date basis we reported net income of $9.3 million this year compared to $6.2 million last year. We incurred a loss from discontinued operations, net of taxes, of $0.1 million this year compared to income of $2.2 million from last year.

Net product sales for the second quarter were $214.3 million, for an increase of $54.0 million or 33.7% compared to the same period of the prior year, due to a 49% increase in equivalent units resulting mostly from the acquisition of 288 stores in the fourth quarter of 2008 and 105 stores in the first quarter of 2009. This increase was partially offset by a comparable store sales decline of 12.6%.

Net product sales for the year-to-date period were $436.7 million, for an increase of $116.7 million or 36.5% compared to the same period of the prior year, due to a 47% increase in equivalent units resulting mostly from the aforementioned acquisitions. This increase was partially offset by a comparable store sales decline of 8.8%.

Fees and other income were $9.5 million this quarter, an increase of $4.7 million over last year. On a year-to-date basis, fees and other income were $19.5 million, for an increase of $9.5 million over last year. These increases were largely due to a higher mix of delivery transactions in the acquired stores than our comparable operations and increased delivery charges taken in the third quarter of the prior year to partially compensate for the federal minimum wage increase effective July 2008.

Non-GAAP Adjusted EBITDA from continuing operations (reconciliation attached) for the second fiscal quarter was $25.6 million which was $6.4 million or 33.1% greater than last year. On a year-to-date basis Non-GAAP Adjusted EBITDA from continuing operations was $55.4 million which was $14.9 million or 36.9% more than last year. This increase is attributable to increases in net product sales and fees and other income, which were partially offset by increases in general and administrative expenses, including acquisition costs of $0.2 million and $0.5 million for the quarter and year-to-date periods, respectively.

Non-GAAP Adjusted EBITDA (reconciliation attached) for the second quarter, including the effect of discontinued operations, was $25.6 million which was $3.1 million or 13.7% greater than last year. On a year-to-date basis Non-GAAP Adjusted EBITDA including the effect of discontinued operations, was $55.6 million which was $8.2 million or 17.2% greater than last year.

CONFERENCE CALL INFORMATION:

The Company’s Second Quarter Earnings conference call will be held August 17, 2009 at 9:30 am CDT. You can access this call by dialing 866-270-6057. The international number is 617-213-8891. The access code for the call is 99495464.

Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com.

For those unable to participate live, a replay of the call will be available until August 24, 2009 by dialing 888-286-8010 (toll free in the U.S.) or by dialing international at 617-801-6888. The access code for the replay is 49004764.

A replay of the call is also available at the Company’s website at www.npcinternational.com.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,151 Pizza Hut restaurants and delivery units in 28 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company’s Form 10-Q which can be accessed at www.sec.gov.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding NPC's or management's intentions, expectations, or predictions of future performance. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. NPC’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; continued deterioration in general economic conditions; the ability of NPC to successfully integrate the recently acquired Pizza Hut units with its existing operations; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; and other factors. These risks and other risks are described in NPC’s filings with the Securities and Exchange Commission, including NPC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These filings are available at the SEC’s web site at www.sec.gov. Copies of these filings may be obtained by contacting NPC. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC INTERNATIONAL, INC.

Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)

	13 Weeks	% Net	13 Weeks	% Net
	ended	Product	ended	Product
	June 30, 2009	Sales	June 24, 2008	Sales
Net product sales	$214,336	100.0%	$160,315	100.0%
Fees and other income	9,477	4.4%	4,780	3.0%
Total net sales	223,813	104.4%	165,095	103.0%

Cost of sales	57,421	26.8%	46,240	28.8%
Direct labor	65,304	30.5%	45,027	28.1%
Other restaurant operating expenses	73,807	34.4%	50,972	31.8%
General and administrative expenses	12,092	5.6%	9,964	6.3%
Corporate depreciation and amortization
of intangibles	2,933	1.3%	2,554	1.6%
Other	123	0.1%	196	0.1%
Total costs and expenses	211,680	98.7%	154,953	96.7%
Operating income	12,133	5.7%	10,142	6.3%

Interest expense	(7,819)	-3.7%	(8,220)	-5.1%
Miscellaneous	—	0.0%	(22)	0.0%
Income before income taxes	4,314	2.0%	1,900	1.2%
Income tax expense	957	0.4%	800	0.5%

Income from continuing operations	3,357	1.6%	1,100	0.7%
Income from discontinued operations	—	0.0%	872	0.5%
Net income	$3,357	1.6%	$1,972	1.2%

Capital expenditures	$7,552		$9,815
Cash rent expense from continuing operations	$12,507		$8,527

	26 Weeks	% Net	26 Weeks	% Net
	ended	Product	ended	Product
	June 30, 2009	Sales	June 24, 2008	Sales
Net product sales	$436,696	100.0%	$319,973	100.0%
Fees and other income	19,458	4.5%	9,962	3.1%
Total net sales	456,154	104.5%	329,935	103.1%

Cost of sales	116,951	26.8%	90,830	28.4%
Direct labor	131,729	30.2%	90,429	28.3%
Other restaurant operating expenses	147,963	33.9%	101,379	31.7%
General and administrative expenses	24,770	5.7%	19,495	6.1%
Corporate depreciation and amortization
of intangibles	5,855	1.3%	4,994	1.5%
Other	765	0.2%	306	0.1%
Total costs and expenses	428,033	98.1%	307,433	96.1%
Operating income	28,121	6.4%	22,502	7.0%

Interest expense	(15,743)	-3.6%	(16,794)	-5.2%
Miscellaneous	—	0.0%	(22)	0.0%
Income before income taxes	12,378	2.8%	5,686	1.8%
Income tax expense	2,999	0.7%	1,716	0.6%

Income from continuing operations	9,379	2.1%	3,970	1.2%
Income from discontinued operations	(59)	0.0%	2,206	0.7%
Net income	$9,320	2.1%	$6,176	1.9%

Capital expenditures	$14,755		$19,562
Cash rent expense from continuing operations	$24,950		$16,982

NPC INTERNATIONAL, INC.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA(1)

(in thousands)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 30, 2009	June 24, 2008	June 30, 2009	June 24, 2008

Net income from continuing operations	$3,357	$1,100	$9,379	$3,970
Adjustments:
Interest expense	7,819	8,220	15,743	$16,794
Income tax expense	957	800	2,999	$1,716
Depreciation and amortization	13,031	8,297	25,985	$16,586
Net facility impairment charges	100	192	251	$297
Pre-opening expenses and other	362	644	1,086	$1,145
Adjusted EBITDA from continuing operations	25,626	19,253	55,443	40,508
Adjusted EBITDA from discontinued operations	—	3,291	142	6,908
	$25,626	$22,544	$55,585	$47,416

(1) The Company defines Non-GAAP Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses. Non-GAAP Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Non-GAAP Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles. Non-GAAP Adjusted EBITDA does not reflect cash outlays for capital expenditures or future contractual commitments; changes in, or cash requirements for, working capital; interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness; or income tax expense or the cash necessary to pay income taxes. Because of these limitations, Non-GAAP Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Non-GAAP Adjusted EBITDA as defined above may not be similar to EBITDA measures of other companies. The Company has included Non-GAAP Adjusted EBITDA as a supplemental disclosure because management believes that Non-GAAP Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. Management also uses Non-GAAP Adjusted EBITDA as one measure of operating performance, to assess compliance with financial ratios and covenants included in credit facilities and to evaluate potential acquisitions and dispositions. Set forth above is a reconciliation of net income to Non-GAAP Adjusted EBITDA.

7300 W 129th St

Overland Park, KS 66213